                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         RECKSON ASSOCIATES REALTY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------
        PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
        IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                         RECKSON ASSOCIATES REALTY CORP.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 2004

                            ------------------------

To our Stockholders:

      The 2004 Annual Meeting of Stockholders (the "Annual Meeting") of Reckson Associates Realty Corp., a Maryland corporation (the "Company"), will be held on Wednesday, June 2, 2004 at 10:30 a.m., local time, at the MGM Theatre located at 1350 Avenue of the Americas, New York, New York, for the following purposes:

      1. To approve a proposal to amend the Articles of Incorporation of the Company to eliminate the classification of the Board of Directors so that each director would stand for re-election on an annual basis (each of our directors has agreed to stand for re-election at this Annual Meeting if this proposal is approved, except for Messrs. Klein and Stephenson who will not stand for re-election in accordance with the Company's policy on the retirement of Board members);

      2. To approve a proposal to amend the Articles of Incorporation of the Company to amend the provision regarding waivers of the Company's common stock ownership limit to address the potential for its use as an anti-takeover device by requiring that the Board waive the ownership limit upon any request by a stockholder that is not an individual, if evidence satisfactory to the Board and its tax counsel is provided that as a result of the waiver no individual through its ownership interest in the stockholder will own in excess of the ownership limit;

      3. If Proposal 1 is approved by stockholders, to elect nine directors of the Company to serve until the 2005 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified, or, if Proposal 1 is not approved by stockholders, to elect three Class III directors, one Class I director and one Class II director of the Company;

      4. To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004; and

      5. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

      Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

      The Board of Directors has fixed the close of business on March 22, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

      You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Scott H. Rechler

                                       Scott H. Rechler
                                       Chief Executive Officer and President
                                       Melville, New York
April 12, 2004

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                         RECKSON ASSOCIATES REALTY CORP.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                     FOR 2004 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 2004

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Reckson Associates Realty Corp., a Maryland corporation (the "Company"), for use at the 2004 Annual Meeting of Stockholders of the Company to be held on June 2, 2004, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked (1) to consider and vote on a proposal to amend the Articles of Incorporation, as amended and supplemented (the "Articles of Incorporation"), of the Company to eliminate the classification of the Board of Directors so that each director would stand for re-election on an annual basis,
(2) to consider and vote on a proposal to amend the Articles of Incorporation of the Company to amend the provision regarding waivers of the Company's common stock ownership limit to address the potential for its use as an anti-takeover device by requiring that the Board waive the ownership limit upon any request by a stockholder that is not an individual, if evidence satisfactory to the Board and its tax counsel is provided that as a result of the waiver no individual through its ownership interest in the stockholder will own in excess of the ownership limit, (3) if Proposal 1 is approved by stockholders, to vote upon the election of nine directors of the Company to serve until the 2005 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified, or, if Proposal 1 is not approved by stockholders, to vote upon the election of three Class III directors, one Class I director and one Class II director of the Company, (4) to ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004 and (5) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

      This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 12, 2004. The Board of Directors has fixed the close of business on March 22, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 66,388,203 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

      The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the votes cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of directors. The affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the approval of amendments to the Company's Articles of Incorporation. The affirmative vote of the holders of a majority of votes cast on the matter is required for the approval of the ratification of the Company's auditors.

      A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are counted as present for determining a quorum at the Annual Meeting. For Proposal 3, the election of directors, and Proposal 4, the ratification of the selection of independent auditors, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Broker non-votes will not exist for Proposal 3 and Proposal 4 because brokers have discretionary voting power. For Proposal 1 and Proposal 2, each a proposal to amend the Company's Articles of Incorporation, abstentions and broker non-votes will have the same effect as votes cast against each Proposal.

      The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

      Stockholders can vote in person or by proxy. Stockholders have the choice of voting by proxy by either mail or over the Internet. To vote by mail, stockholders are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. To vote over the Internet, please log on to WWW.VOTEPROXY.COM and follow the on-screen instructions. If you vote over the Internet, you DO NOT need to return your Proxy Card.

      SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED:

      o FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS;

      o FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO AMEND THE PROVISION REGARDING WAIVERS OF THE COMMON STOCK OWNERSHIP LIMIT;

      o FOR THE ELECTION OF NINE NOMINEES FOR DIRECTORS OF THE COMPANY, PROVIDED, HOWEVER, THAT IF PROPOSAL 1 IS NOT APPROVED, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS III DIRECTORS OF THE COMPANY, THE ONE NOMINEE FOR CLASS I DIRECTOR OF THE COMPANY AND THE ONE NOMINEE FOR CLASS II DIRECTOR OF THE COMPANY; AND

      o FOR RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

      IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

      A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

      The Company's 2003 Annual Report, including financial statements for the fiscal year ended December 31, 2003, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation material.

       PROPOSAL 1: APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION
           TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

      Article V, Section 1 of the Company's Articles of Amendment and Restatement (the "Articles of Incorporation") currently provides for the classification of the Board of Directors into three classes, with each class being elected every three years. The Board of Directors has determined that the Articles of Incorporation should be amended to provide for the annual election of all directors commencing with the 2004 Annual Meeting. In furtherance of this purpose, the Board has unanimously adopted a resolution approving the amendment and declaring its advisability and recommending such amendment to our stockholders.

      A classified board has the effect of making it more difficult for a substantial stockholder to gain control of the board without the approval or cooperation of incumbent directors and, therefore, may deter unfriendly and unsolicited takeover proposals and contests. A classified board also makes it more difficult for stockholders to change a majority of directors even where a majority of stockholders are dissatisfied with the performance of incumbent directors. Many institutional investors believe that the election of board members is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies. However, if the proposal is approved, the entire Board could be removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Company on terms that the current Board does not believe are in the best interests of stockholders.

      The Board has examined the arguments for and against continuation of the classified Board and has determined that the classified Board should be eliminated.

      If the proposed amendment is approved by our stockholders, the classified Board will be eliminated. In addition, each of our directors has agreed to stand for re-election at this Annual Meeting of Stockholders for a one-year term if the proposed amendment is approved by our stockholders, except for Messrs. Klein and Stephenson who will not stand for re-election in accordance with the Company's policy on the retirement of Board members. Directors will thereafter continue to be elected for one-year terms at each annual meeting of stockholders. In addition, any directors chosen as a result of a newly-created director position or to fill a vacancy on the Board will hold office until the next annual meeting and until his or her successor is duly elected and qualified.

      The text of the proposed amendment to our Articles of Incorporation is attached as Annex A to this Proxy Statement.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF OUR BOARD.

                        PROPOSAL 2: APPROVAL OF AMENDMENT
        TO THE ARTICLES OF INCORPORATION TO AMEND THE PROVISION REGARDING
             WAIVERS OF THE COMPANY'S COMMON STOCK OWNERSHIP LIMIT

      Due to the limitations on the concentration of ownership of shares of a real estate investment trust ("REIT") in the hands of individuals imposed by the Internal Revenue Code of 1986, as amended (the "Code"), the Company's Articles of Incorporation generally prohibit any stockholder from actually or constructively owning more than 9.0% of the lesser of the aggregate number or value of our outstanding common stock. Pursuant to Article VII, Section 11 of the Articles of Incorporation, the Board of Directors may, in its sole discretion, waive the ownership limit with respect to any particular Person or Persons (as such terms are defined in the Articles of Incorporation) if evidence satisfactory to the Board and the Company's tax counsel is presented that the changes in ownership pursuant to such a waiver will not cause the Company to fail to qualify as a REIT and is not reasonably likely to cause the Company to fail to qualify as a REIT and the Board otherwise determines that such a waiver is in the best interests of the Company.

      The REIT ownership limit may have the effect of making it more difficult for a stockholder to accumulate substantial stock holdings in the Company, and thereby may delay, defer or prevent a change- in-control of the Company or other transaction by a third party without the consent of the Board even if a change-in-control were in the best interests of our stockholders. As part of our strategic plan to improve corporate governance, the Board has determined that the Articles of Incorporation should be amended to address the potential for its use as an anti-takeover device. Specifically, the Board has determined that in the case of requests for waivers of the ownership limit by Persons that are not individuals (or treated as individuals for purposes of the relevant provisions of the Internal Revenue Code), the Board will be required, rather than permitted, to waive the ownership limit if evidence satisfactory to the Board and its tax counsel is provided that as a result of the requested waiver, no individual through its ownership interest in the Person will own in excess of the common stock ownership limit.

      Under the proposed amendment, the common stock ownership limit will be revised so that, provided a Person or Persons (other than a Person that is an individual (or treated as an individual for purposes of the relevant provisions of the Internal Revenue Code)) provides evidence satisfactory to the Board and the Company's tax counsel that the changes in ownership pursuant to a waiver will not cause any individual (or Person treated as an individual) to Beneficially Own shares of Common Stock in excess of the common stock ownership limit, the Board will waive the common stock ownership limit. In furtherance of this purpose, the Board has unanimously adopted a resolution approving the amendment and declaring its advisability and recommending such amendment to our stockholders.

      The text of the proposed amendment to our Articles of Incorporation is attached as Annex B to this Proxy Statement.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AMEND THE PROVISION REGARDING WAIVERS OF THE COMPANY'S COMMON STOCK OWNERSHIP LIMIT.

                        PROPOSAL 3: ELECTION OF DIRECTORS

      The Board of Directors of the Company consists of eleven members and is currently divided into three classes, with the directors in each class serving for a term of three years and until their respective successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Stockholders.

      If Proposal 1 to declassify the Board of Directors is approved, each director has agreed to stand for re-election at this Annual Meeting, other than Messrs. Klein and Stephenson, both of whom are the age of 72 or over and who will not stand for re-election in accordance with the Company's policy for retirement of Board members. Mr. Klein's term as a director will expire at the Annual Meeting and Mr. Stephenson will resign from the Board immediately following the Annual Meeting. If Proposal 1 is approved, each director elected at this Annual Meeting will serve a term to expire at the 2005 Annual Meeting.

      If Proposal 1 to declassify the Board of Directors is not approved, Messrs. Quick, Steinberg and Ruffle will be nominated to stand for election as members of Class III for a term expiring at the 2007 Annual Meeting of Stockholders, Ms. McCaul will be nominated to stand for election as a member of Class I for a term expiring at the 2005 Annual Meeting of Stockholders and Mr. Crocker will be nominated to stand for election as a member of Class II for a term expiring at the 2006 Annual Meeting of Stockholders. Messrs. Quick, Steinberg and Ruffle are currently serving as Class III directors of the Company, Ms. McCaul is currently serving as a Class I director and Mr. Crocker is currently serving as a Class II director of the Company. Since Messrs. Steinberg and Ruffle and Ms. McCaul were appointed by the Board of Directors in 2004 to fill vacant seats on the Board of Directors, in accordance with applicable law, they will be nominated by the Board of Directors for election by stockholders at this Annual Meeting if Proposal 1 is not approved. If Proposal 1 is not approved, Mr. Stephenson will continue to serve as a director for the remainder of his term.

      The Board of Directors anticipates that each of the nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.


INFORMATION REGARDING NOMINEES AND DIRECTORS

      The following table and biographical descriptions set forth certain information with respect to each of the directors of the Company and the executive officers who are not directors, based upon information furnished to the Company by each director and executive officer.

                                                                                              AMOUNT AND
                                                                                               NATURE OF
                                                                                               BENEFICIAL
                                                                                              OWNERSHIP OF      PERCENT
                                                                                DIRECTOR         COMMON           OF
NAME                                                                   AGE       SINCE         STOCK (1)       CLASS (2)
----                                                                   ---       -----         ---------       ---------
CLASS III NOMINEES FOR ELECTION AT 2004 ANNUAL MEETING
(TERM TO EXPIRE IN 2007*)
    Peter Quick.....................................................    48        2002           12,949 (3)      ***
    John V. N. Klein**..............................................    72        1995           41,266 (4)      ***
    Stanley Steinberg...............................................    71        2004            4,676 (5)      ***
    John F. Ruffle..................................................    67        2004                   --      ***

CLASS I CONTINUING DIRECTORS (TERM EXPIRES IN 2005*)
    Lewis S. Ranieri................................................    57        1997           42,466 (6)      ***
    Scott H. Rechler................................................    36        1994          765,440 (7)     1.09%
    Conrad D. Stephenson**..........................................    76        1995           38,466 (8)      ***
    Elizabeth McCaul................................................    42        2004            1,000 (9)      ***

CLASS II CONTINUING DIRECTORS (TERM EXPIRES IN 2006*)
    Douglas Crocker II..............................................    62        2004           6,000 (10)      ***
    Ronald H. Menaker...............................................    59        2002          14,966 (11)      ***
    Donald J. Rechler...............................................    69        1994          995,208(12)     1.41%

--------------------
* Each of the current directors, other than Messrs. Klein and Stephenson, has agreed to stand for re-election at the 2004 Annual Meeting if Proposal 1 is approved by stockholders. If Proposal 1 is approved, each director elected at the 2004 Annual Meeting will serve a term to expire at the 2005 Annual Meeting of Stockholders.

**    Messrs. Klein and Stephenson will not stand for re-election in accordance with the Company's policy for retirement of Board members. Mr. Klein's term as a director will expire at the Annual Meeting. If Proposal 1 is approved, Mr. Stephenson will resign from the Board immediately following the Annual Meeting. If Proposal 1 is not approved, Mr. Stephenson will continue to serve as a director for the remainder of his term.

***   Less than one percent.

--------------------
(1) All information has been determined as of March 22, 2004. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of common stock that a person has the right to acquire pursuant to the exercise of stock options exercisable within sixty days, or the redemption of units (the "Units") of limited partnership interest in Reckson Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") (assuming the Company elects to issue common stock rather than pay cash upon such redemption). Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 2, 1995, as amended, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, shares of common stock. See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.

(2) For purposes of computing the percentage of outstanding shares of common stock held by each person, any shares of common stock that such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person. In addition, for purposes of such calculation, Units held by each person are treated as if such person had converted and held the related equivalent number of shares of common stock.

(3) Represents (a) 5,449 shares of common stock and (b) options to purchase 7,500 shares of common stock.

(4) Represents (a) 3,766 shares of common stock and (b) options to purchase 37,500 shares of common stock.

(5)   Represents 4,676 shares of common stock.

(6) Represents (a) 10,966 shares of common stock and (b) options to purchase 31,500 shares of common stock.

(7) Represents (a) 342,940 shares of common stock, including 339,357 shares of common stock owned directly, 576 shares of common stock owned through the Company's 401(k) plan and 3,007 shares of common stock held in trust for the benefit of his children, and (b) 422,500 exercisable options.

(8) Represents (a) 966 shares of common stock and (b) options to purchase 37,500 shares of common stock.

(9)   Represents 1,000 shares of common stock.

(10)  Represents 6,000 shares of common stock.

(11) Represents (a) 7,466 shares of common stock and (b) options to purchase 7,500 shares of common stock.

(12) Represents (a) 497,708 shares of common stock, including 496,885 shares of common stock owned directly, 823 shares of common stock owned through the Company's 401(k) plan and (b) 497,500 exercisable options.

CLASS III NOMINEES FOR ELECTION AT 2004 ANNUAL MEETING -TERM TO EXPIRE IN 2007*

      PETER QUICK has served as the Company's lead director since 2003 and as a director of the Company since 2002. Mr. Quick has served as President of the American Stock Exchange and on its Board of Governors since July 2000. From 1982 to 2000, Mr. Quick worked for Quick & Reilly, Inc., a leading national discount brokerage firm, holding various positions, including President and Chief Executive Officer thereof. Mr. Quick is a director of the Securities Industry Automation Corporation. Mr. Quick serves as a director of St. Francis Hospital and Good Shepard Hospice and Fund for the Poor, Inc. He is a member of the National Selection Committee for the Jefferson Scholars Program of the University of Virginia and a Trustee of the Securities Industry Institute at the Wharton School of the University of Pennsylvania. Mr. Quick received a bachelor's degree in engineering from the University of Virginia and attended Stanford University's Graduate School of Petroleum Engineering. He was a lieutenant in the United States Navy, and served four years on active duty. Recognized for his personal and professional achievements, Mr. Quick received the prestigious Ellis Island Medal of Honor award in May 2001.

      STANLEY STEINBERG has been a director of the Company since 2004. Mr. Steinberg currently serves as a Senior Advisor to the management consulting firm of Casas, Benjamin & White, LLC. Mr. Steinberg formerly served as Chairman and Chief Executive Officer of Sony Retail Entertainment where he was responsible for the development and operation of major location based retail entertainment centers, a major theater chain and Sony retail stores. Prior to joining Sony, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering, where he managed the development of over $4.5 billion of theme parks. Prior to joining Disney, Mr. Steinberg served as Executive Vice President of the Portman Companies where he was responsible for the operations of the companies and was directly involved in the design, development, financing and operation of numerous major hotels and mixed-used projects around the world including: Peachtree Center in Atlanta; Embarcadero Center in San Francisco; Marina Square in Singapore; and the New York Marriott Marquis Hotel at Times Square. Mr. Steinberg currently serves as a member of the Board of Directors of Electronics Boutique, a retailer of video game related hardware and software products and AmericasMart, Inc., one of the nations largest wholesale marketplaces. Mr. Steinberg earned both Bachelor of Science and Bachelor of Architecture degrees from the Georgia Institute of Technology and a Master of Architecture from the Massachusetts Institute of Technology.

      JOHN F. RUFFLE has served as a director of the Company since 2004. Mr. Ruffle retired as Vice Chairman and a Director of J.P. Morgan & Co. Incorporated on May 31, 1993, having served in this capacity since 1985, and as a member of the Corporate Office, the firm's senior policy and planning group. Mr. Ruffle served in a similar position in the firm's lead subsidiary, Morgan Guaranty Trust Company of New York. Mr. Ruffle joined Morgan in 1970 as Controller. In 1980 Mr. Ruffle became Chief Financial Officer. Earlier in his career, Mr. Ruffle had been with International Paper Company as Assistant Treasurer and Director of Accounting, and with Price Waterhouse. Mr. Ruffle was a member of the Board of Trustees of the Financial Accounting Foundation from 1985 to 1990 and Chairman during his last two years. This Board offers oversight over the Financial Accounting Standards Board and Governmental Accounting Standards Board processes as well as selection of members and compensation. Mr. Ruffle was also a national past Chairman of the Board of the Financial Executives Institute and awarded a lifetime membership in the organization. In 1991 Mr. Ruffle received the Financial Executive's Institute's National Award for Distinguished Service to his profession. Mr. Ruffle was named by "Accounting Today", a national professional newspaper, as the Most Influential Accountant in America during the year 1990. Mr. Ruffle is a Director of several mutual funds in the JP Morgan Family of mutual funds as well as certain other investment funds managed by J.P. Morgan Investment Management Inc. Mr. Ruffle is also a Director of American Shared Hospital Services, Inc. and a member of the Board of Trustees of The John Hopkins University since 1990. In prior years Mr. Ruffle has served as a member of the Board of Directors of many companies, including, Bethlehem Steel Corporation, Wackenhut Corporation, Wackenhut Corrections Corp., Trident Corp., and Sallie Mae. Mr. Ruffle also serves as an Elder in the Presbyterian Church. Mr. Ruffle graduated from The John Hopkins University with a B.A. degree in 1958 and from Rutgers University with an M.B.A. in finance in 1963, the same year in which he became a Certified Public Accountant.

INCUMBENT CLASS III DIRECTOR RETIRING AT END OF TERM

      JOHN V. N. KLEIN has served as a director of the Company since 1995. Mr. Klein was the Managing Attorney of the law firm of Meyer, Suozzi, English & Klein, P.C. between 1984 and 1997 and currently serves as Chairman of the firm. Mr. Klein served as a director of Fleet Bank from 1980 to 1994. Mr. Klein has also been a member of the advisory board of St. Joseph's College, Patchogue, New York since 1980. For more than seven years, Mr. Klein has served as director of Pocono Hotels Corporation, a hotel owner and operator. Mr. Klein has served in various government positions on Long Island, including County Executive of Suffolk County, New York from 1972 to 1979. Mr. Klein holds a bachelor's degree and a law degree from the University of Virginia.

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CLASS I CONTINUING DIRECTORS-TERM EXPIRES IN 2005*

      LEWIS S. RANIERI has served as a director of the Company since 1997. Mr. Ranieri is the Chairman and Chief Executive Officer of Ranieri & Co., Inc., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is the founder of Hyperion Partners L.P. and Hyperion Partners II L.P., private investment limited partnerships ("Hyperion"). He is also Chairman of Hyperion Capital Management, Inc., a registered investment adviser. He is the Chairman of the following registered investment funds: Hyperion 2005 Investment Grade Opportunity Trust, Inc.; The Hyperion Total Return Fund, Inc.; and The Strategic Mortgage Income Fund, Inc. Mr. Ranieri also serves as a director and/or an executive officer of various other indirect subsidiaries of Hyperion. Prior to forming Hyperion, Mr. Ranieri had been Vice Chairman of Salomon Brothers Inc. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon's leadership position in the mortgage-backed securities area, and also led the effort to obtain Federal legislation to support and build the market. Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1986. He was inducted into the National Housing Hall of Fame in 1997. He is a director and/or trustee of Delphi Financial Group, Inc., Computer Associates International, Inc., Capital Lease Funding, Inc., where he is also chairman of the board of directors, and American Financial Realty Trust, a REIT focused on acquiring and operating properties leased to regulated financial institutions, where he is also chairman of the board of trustees. Mr. Ranieri also acts as a trustee or director of various environmental and religious institutions such as Environmental Defense, The Metropolitan Opera Association and Shrine of Elizabeth Ann Seton/Our Lady of the Rosary Church. Mr. Ranieri is also the Chairman of the Board of the American Ballet Theatre.

      SCOTT H. RECHLER has served as Chief Executive Officer and President since December 2003, served as Co-Chief Executive Officer of the Company from May 1999 until December 2003, serves as the Chairman of the Executive Committee of the Board and has served as a director of the Company since its formation. He served as President of the Company from February 1997 to May 2001 and served as Chief Operating Officer of the Company from its formation until May 1999. In addition, from the Company's formation until February 1997, Mr. Rechler served as Executive Vice President of the Company. Mr. Rechler has been employed at Reckson since 1989. Mr. Rechler was the architect of Reckson's successful public offering in June 1995 and has led the Company from a Long Island-based owner and developer to one of the largest office REITs in the New York tri-state area. Mr. Rechler has overseen in excess of $2.5 billion in acquisitions and developments since joining the Company. Mr. Rechler is a member of the Board of Directors of the Long Island Children's Museum and is a member of the board of governors of NAREIT. Since 1997 Mr. Rechler has served as Chief Executive Officer and Chairman of the Board of Directors of FrontLine Capital Group ("FrontLine"), and also served as the non-executive Chairman of the Board of Directors and as former interim executive officer of HQ Global Holdings, Inc. ("HQ"), both companies that filed for protection from creditors under the federal bankruptcy laws. Mr. Rechler is a graduate of Clark University and received a Master's Degree in Finance with a specialization in real estate from New York University.

      CONRAD D. STEPHENSON has served as a director of the Company since 1995. Mr. Stephenson served as the Chief Executive Officer of Pan Am Equities Inc., a property ownership and management company, from 1993 to 1997, and currently serves as a consultant thereto. Mr. Stephenson was employed by The Comras Company, a real estate company, from 1990 to 1993, and served as the Vice President in the tri-state and northeast real estate lending division of the First National Bank of Chicago from 1987 to 1990. Mr. Stephenson was the Vice President in charge of all commercial real estate lending activities of The Bowery Savings Bank from 1985 to 1987, and was a Vice President of The Chase Manhattan Bank from 1975 to 1985. Mr. Stephenson has served as a governor, vice president and a member of the executive committee of the Real Estate Board of New York. Mr. Stephenson holds a bachelor's degree from Fordham University and a Masters in Business Administration from New York University. Mr. Stephenson is a retired colonel of the U.S. Army Reserves, with which he served for 35 years.

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      ELIZABETH MCCAUL has served as a director of the Company since 2004. Ms.
McCaul currently serves as a Partner and runs the New York office of Promontory Financial Group, a regulatory and financial consulting firm that specializes in risk management, crisis management, corporate governance and compliance, as well as strategic planning and mergers and acquisitions. From 1997 and 2003, Ms. McCaul served as the Superintendent of Banks of the State of New York where she was responsible for the supervision of some of the world's largest financial institutions with total assets of approximately $2 trillion. Prior to being appointed as Superintendent, she served as First Deputy Superintendent and Chief of Staff. From 1985 through 1995, Ms. McCaul was an investment banker at Goldman Sachs & Co. Ms. McCaul has also served as Chairman of the Conference of State Bank Supervisors and participated in the Joint Forum for Financial Conglomerates. She has been an instructor on corporate governance at the Financial Stability Institute at the Bank for International Settlements in Basel, Switzerland and has assisted many financial institutions to meet their obligations under the Sarbanes-Oxley Act and the USA Patriot Act. Ms. McCaul was also a leader in fighting predatory lending, where she proposed and adopted the first regulation addressing this issue, which became a national model for other states and federal legislation. Ms. McCaul earned her Bachelor of Arts in Economics from Boston University.

CLASS II CONTINUING DIRECTORS-TERM TO EXPIRE IN 2006*

      DOUGLAS CROCKER II has served as a director of the Company since 2004. Mr. Crocker was Chief Executive Officer, President and a Trustee of Equity Residential, the nation's largest apartment REIT, from 1993 to 2002, and also served as Vice Chairman of the Board. Mr. Crocker remains very active in the multifamily housing industry, serving on boards or committees of various multifamily housing associations. Mr. Crocker is a past Trustee of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. Crocker currently serves as a regent of the National Apartment Association University and on the Advisory Board of the De Paul University Real Estate School. Mr. Crocker also serves as a director of the following companies in the real estate industry including: Wellsford Real Properties, Inc., a real estate merchant banking firm; Ventas, Inc., a leading healthcare-related REIT; Prime Group Realty Trust, an owner and operator of office and industrial properties; and Acadia Realty Trust, a REIT which owns and operates shopping centers.

      RONALD H. MENAKER has served as a director of the Company since 2002. From 1966 to 1999, Mr. Menaker worked for J.P. Morgan & Co. Inc., holding various positions, including President and a director of J.P. Morgan Services. At the time of his retirement on January 1, 1999, Mr. Menaker was a managing director and head of corporate services of J.P. Morgan & Co. Inc. of New York. In this capacity, Mr. Menaker had management responsibility for a $500 million budget and 1,700 employees, including a range of administrative, support and operations functions for J.P. Morgan companies. These functions included facilities management, real estate design and construction, corporate insurance and contingency planning, security services and investigations, health services, payroll and payment services, executive compensation, travel services, management services and operations. Mr. Menaker serves as a director of Atalanta Sosnoff Capital Corp. He serves as a director of NYU Medical Center and Vice Chairman and director of NYU Downtown Hospital. He was formerly the Chairman of NYU Downtown Hospital. Mr. Menaker also serves as the Chairman of the American Kennel Club.

      DONALD J. RECHLER has served as non-executive Chairman of the Board of Directors since 2003 and served as Co-Chief Executive Officer of the Company from May 1999 to December 2003. Mr. Rechler has served as Chairman of the Board since its formation. In addition, from the Company's formation through May 1999, Mr. Rechler served as Chief Executive Officer of the Company. Mr. Rechler also served as President of the Company from its formation until February 1997. Prior to the Company's initial public offering in June 1995 (the "IPO"), Mr. Rechler was a co-founder and general partner of Reckson Associates. He is a founder and former President and Chairman of the Association For

A Better Long Island, a founder of the Long Island Commercial & Industrial Development Association, a member of the Board of Directors of the Development Division of North Shore Hospital, a member of the Board of Directors of the Long Island Philharmonic, a member of the Council of Overseers of Long Island University, C.W. Post College and a member of the Board of Directors of the Nassau County Museum of Art. Mr. Rechler is a graduate of the University of Miami.

----------------
* Each of the current directors, other than Messrs. Klein and Stephenson, has agreed to stand for re-election at the 2004 Annual Meeting if Proposal 1 is approved by stockholders. Messrs. Klein and Stephenson will not stand for re-election in accordance with the Company's policy for retirement of Board members. Mr. Klein's term as a director will expire at the Annual Meeting. If Proposal 1 is approved, Mr. Stephenson will resign from the Board immediately following the Annual Meeting. If Proposal 1 is not approved, Mr. Stephenson will continue to serve as a director for the remainder of his term. If Proposal 1 is approved, each director elected at the 2004 Annual Meeting will serve a term to expire at the 2005 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      MICHAEL MATURO has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since 1995. Mr. Maturo oversees the Company's financial accounting, treasury management and public reporting, capital markets activities, investor relations and corporate forecasting. During his tenure with the Company, Mr. Maturo has led the Company's efforts to obtain its investment grade rating and thereafter issue $500 million of senior unsecured notes. He also established a $500 million unsecured corporate line of credit with a 14 member bank group. In addition, Mr. Maturo has led efforts to raise over $1 billion of additional debt and equity capital during this time period. Mr. Maturo is a member of NAREIT. Prior to joining the Company, Mr. Maturo was a Senior Manager at E&Y Kenneth Leventhal Real Estate Group
(formerly Kenneth Leventhal & Company), a public accounting and consulting firm. Mr. Maturo specialized in diverse phases of real estate finance, including corporate and property debt financings and recapitalization transactions. Mr. Maturo is a graduate of Seton Hall University with a degree in accounting and finance and is a certified public accountant. From 1998 to 2001, Mr. Maturo served as an executive officer and director of FrontLine, a company that filed for protection from creditors under the federal bankruptcy laws in June 2002. Mr. Maturo is 42 years old.

      JASON M. BARNETT has served as Executive Vice President of Company since May 1999, General Counsel of the Company since May 1997 and Secretary of the Company since 2003. Mr. Barnett joined the Company in 1996. Mr. Barnett is responsible for the coordination of all legal and compliance matters for the Company. Mr. Barnett has been involved in over $2 billion of real estate transactions, including acquisitions, dispositions, joint ventures, and financings. Mr. Barnett has also be involved in approximately $1 billion of public securities offerings on behalf of the Company. Prior to joining the Company, Mr. Barnett practiced as an associate in the corporate REIT practice area of Sidley Austin Brown & Wood LLP. While at Sidley Austin Brown & Wood LLP, Mr. Barnett participated in numerous corporate and real estate transactions involving publicly-held REITs, including initial public offerings, joint ventures and corporate and real estate acquisitions. Mr. Barnett holds a Bachelor of Arts degree from Clark University and a JURIS DOCTOR from Emory University School of Law. Mr. Barnett is a member of the American Bar Association, a member of the Real Estate Board of New York, a member of NAREIT, and is involved in various industry related groups Mr. Barnett is also a member of the Association of Small Claims Arbitors for the Civil Court of the City of New York. Mr. Barnett is admitted to the Bar of the State of New York. From 1998 to 2000, Mr. Barnett served as an executive officer of FrontLine, a company that filed for protection from creditors under the federal bankruptcy laws in June 2002. Mr. Barnett is 35 years old.

      SALVATORE CAMPOFRANCO has served as Executive Vice President and Chief Operating Officer of the Company since 2003. Mr. Campofranco served as the Senior Vice President and Managing Director of the Company's Westchester and Connecticut divisions from 1996 to 2003 where he was responsible for the leasing, construction and property management in the Company's Westchester County and Southern Connecticut Portfolio of office and industrial properties currently consisting of over five million square feet in 35 properties. Mr. Campofranco has 15 years experience in real estate finance and operations. Before joining Reckson in 1996, Mr. Campofranco was Senior Vice President in charge of finance and operations for Towermarc Corporation. Prior to that, he was a manager with E&Y Kenneth Leventhal Real Estate Group (formerly Kenneth Leventhal & Company) in New York. He is a Certified Public Accountant in New York State and a graduate of Saint John's University, New York, with a B.S. in Accounting. He is also a member of the Executive Committee for the Board of Trustees for the Westchester Arts Council, and The Westchester County Association among other corporate and civic boards. Mr. Campofranco received the Westchester County Business Leader of the Year award for 2000. Mr. Campofranco is 46 years old.

      F. D. RICH III has served as Executive Vice President and Chief Administrative Officer since 2003. Mr. Rich joined the Company in 1996 and has held numerous positions, including Senior Vice President and head of the Company's Southern Connecticut Division and Chief Information Officer. Mr. Rich has extensive real estate development and management expertise in office, housing and retail developments in various regions in the country and in the Caribbean. Prior to joining the Company, Mr. Rich was a senior vice president with the F. D. Rich Company (the "Rich Company") and responsible for its operations. Mr. Rich has had extensive involvement with the City of Stamford's urban renewal efforts and the development, construction and operations of commercial office space in downtown Stamford. Mr. Rich is a founding member of the Board of the Stamford Downtown Special Services District and past Chairman. MR. Rich has also served on the boards of the Stamford Partnership, Stamford Chamber of Commerce. Mr. Rich attended Marquette University, Utica College of Syracuse University and Loyola College, majoring in Business Administration. Mr. Rich is 48 years old.

      PHILIP WATERMAN III has served as Executive Vice President, Chief Development Officer and Managing Director of the Company's New York City division since 2003. Mr. Waterman joined the Company in 1999 as Managing Director of the Company's New York City division. Mr. Waterman is responsible for the Company's business activities in New York City. Prior to joining the Company, Mr. Waterman spent 12 years with Tishman Speyer Properties. He served as a Managing Director of Tishman Speyer Properties and sat on that company's Management Committee, which was responsible for investment and acquisition decisions. He was responsible for the oversight of Tishman Speyer's domestic leasing and marketing efforts for approximately 38 million square feet, including Rockefeller Center and the Chrysler Building in New York. Past responsibilities included oversight of Tishman Speyer's Los Angeles and San Francisco offices. He also spent two years in Tishman Speyer's Chicago office. Mr. Waterman received his B.A. from the University of Michigan. His professional affiliations include The Real Estate Board of New York, where he serves as a Governor; The Urban Land Institute, The Realty Foundation of New York where he serves as a Board Member, and The Young Men's and Women's Real Estate Association. His charitable affiliations include The Fresh Air Fund, where he sits on the Board of Directors, The Jeffrey Modell Foundation, where he serves as a Board Member, and The Downtown School, where he serves as a Board Member. Mr. Waterman is 37 years old.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Company is currently managed by a eleven member Board of Directors, nine of whom are independent of the Company's management. Director independence was determined in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Company has recently adopted a policy whereby every three years at least one independent director of the Company will have rotated off of the Board.

      The Board of Directors held eleven meetings during fiscal year 2003. In addition, the independent directors of the Company held eight executive sessions during fiscal year 2003 in which management directors did not participate.

      Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he was a member during 2003. It is the Board's policy that directors should attend the annual meeting. All of the then-current members of the Board of Directors were present at the 2003 Annual Meeting.

      LEAD DIRECTOR. In May 2003, the Board created a new position of lead director, whose primary responsibility is to preside over the executive sessions of the board in which management directors and other members of management do not participate. The lead director also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings, and performs other duties that the Board may from time to time delegate to assist the board in the fulfillment of its responsibilities. Mr. Quick serves as the lead director of the Board.

      AUDIT COMMITTEE. The Company has a standing Audit Committee consisting of John Ruffle, Elizabeth McCaul, Ronald H. Menaker and Peter Quick, each of whom is "independent" as defined in the New York Stock Exchange's listing standards. Information regarding the functions performed by the Audit Committee is set forth in the "Audit Committee Report" included in this Proxy Statement. The Audit Committee held five meetings during fiscal year 2003. Mr. Ruffle currently serves as chairman of the Audit Committee. Mr. Stephenson served as chairman of the Audit Committee until March 2004.

      The Board has determined that all members of the Audit Committee qualify as "audit committee financial experts" as defined in the rules of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 8 through 11 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee's "audit committee financial experts" are independent of the Company and its management.

      EXECUTIVE COMMITTEE. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Scott H. Rechler, Donald J. Rechler, Douglas Crocker II, Stanley Steinberg and Peter Quick has the authority to approve acquisitions, financings and dispositions by the Company and to authorize the execution of certain contracts and agreements, including those relating to the borrowing of money by the Company and to exercise generally all other powers of the Board of Directors, except for those which require action by all directors or the non-employee directors (the "Independent Directors") under the Articles of Incorporation or Bylaws of the Company or under applicable law. The Executive Committee held eight meetings during fiscal year 2003. Mr. Scott H. Rechler serves as chairman of the Executive Committee.

      COMPENSATION COMMITTEE. The Company's Compensation Committee, which consists of Lewis S. Ranieri, Douglas Crocker II, Ronald Menaker and Stanley Steinberg, makes recommendations and exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Company's stock option plans. The Compensation Committee held two meetings during fiscal year 2003. Mr. Ranieri serves as chairman of the Compensation Committee. All current members of the Compensation Committee are independent as defined in the rules of the New York Stock Exchange.

      DISCLOSURE COMMITTEE. The Company's Disclosure Committee, which consists of all of the Company's executive officers as well as certain other officers of the Company, has responsibility for the development and assessment of the financial and non-financial information to be included in the reports filed by the Company with the SEC and assists the Company's Chief Executive Officer and Chief Financial Officer in connection with their certifications contained in the Company's periodic reports. The Disclosure Committee reports to the Audit Committee on a quarterly or more frequent basis. The Disclosure Committee held six meetings during fiscal year 2003.

      NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The functions of the Nominating and Corporate Governance Committee is to assist the Board in promoting the best interests of the Company and its stockholders through the implementation of sound corporate governance principals and practices. The Nominating and Corporate Governance Committee is also responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next annual meeting of stockholders, (ii) developing and recommending to the Board a set of corporate governance principles applicable to the Company, and (iii) overseeing the evaluation of the Board and the Company's management.

      Each of Douglas Crocker II, Elizabeth McCaul, Ronald H. Menaker, Lewis S. Ranieri, Stanley Steinberg, Peter Quick and John Ruffle currently serves as a member of the Nominating and Corporate Governance Committee. Mr. Menaker serves as chairman of the Nominating and Corporate Governance Committee. All current members of the Nominating and Corporate Governance Committee are independent as defined in the rules of the New York Stock Exchange. Mr. Quick served as chairman of the Nominating and Corporate Governance Committee until March 2004.

      The Nominating and Corporate Governance Committee has a charter which is available and can be viewed and downloaded from the Company's website at www.reckson.com. A copy of the charter is available to stockholders free of charge on request to the Company's Secretary, Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747.

      The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a stockholder of the Company. Nominations must be addressed to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Jason M. Barnett, Secretary, indicating the nominee's qualification and other relevant biographical information and providing confirmation of the nominee's consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in the Bylaws of the Company and below under "Stockholder Proposals for 2005 Annual Meeting." The Nominating and Corporate Governance Committee held ____ meetings during the fiscal year 2003.

      The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications. The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees recommended by stockholders.

      All nominees for director at the 2004 Annual Meeting currently serve as directors of the Company. The recently appointed Independent Directors were identified after the Nominating and Corporate Governance Committee had determined the desired experience and other qualifications for additional directors. With respect to Messrs. Crocker, Ruffle and Steinberg and Ms. McCaul, each of whom was appointed by the Board in 2004, Mr. Steinberg and Ms. McCaul were recommended as nominees to the Board by the Chief Executive Officer, Mr. Ruffle was recommended as a nominee by an Independent Director, and Mr. Crocker was recommended by an Independent Director based upon a recommendation from a stockholder.

      The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons. While the Nominating and Corporate Governance Committee has the ability to retain a third party to assist in the nomination process, the Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

      PRICING COMMITTEE. The Company's Pricing Committee consists of Peter Quick, Douglas Crocker II, Lewis S. Ranieri and Scott H. Rechler. The Pricing Committee is designated from time to time and as needed to consider the price at which securities of the Company may be offered. The Pricing Committee held _____ meetings during the fiscal year 2003. Mr. Crocker serves as chairman of the Pricing Committee.

DIRECTOR INDEPENDENCE

      The Board has determined that all of the Company's directors, with the exception of Messrs. Scott H. Rechler (the Company's President and Chief Executive Officer) and Donald J. Rechler (the Company's Chairman of the Board and uncle of Scott H. Rechler), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. In making a determination regarding a director's independence, the Board considers all relevant facts and circumstances, including the director's commercial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. In accordance with the Company's corporate governance guidelines, a director who satisfies all of the following criteria will be determined to be an Independent Director of the Company:

      (i) The director is not a current employee of the Company and has not been an employee of the Company within the preceding three years (other than in the capacity as a former interim Chairman or CEO);

      (ii) No immediate family member is currently an executive officer of the Company, and has not been such within the preceding three years;

      (iii) The director (other than in the capacity of a former interim Chairman or CEO), and any immediate family member of the director acting in the capacity of an executive employee, did not receive more than $100,000 in a twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), within the preceding three years;

      (iv) The director was not affiliated with or employed by a present or former (internal or external) auditor of the Company and no immediate family member of the director was affiliated with or employed in a professional capacity by a present or former (internal or external) auditor of the Company, within the preceding three years;

      (v) Neither the director nor an immediate family member of the director was employed as an executive officer of another company where any of the Company's present executives served on that company's compensation committee within the preceding three years;

      (vi) The director is not a current executive officer or employee and no immediate family member of the director is a current executive officer, of another company that made payments to or received payments from the Company for property or services in an amount which, in any of the preceding three fiscal years, exceeded the greater of $1 million or two percent (2%) of such other company's consolidated gross revenues (based on those revenues reported in the applicable fiscal year).

      Direct or indirect ownership of even a significant amount of Company stock, by a director who may otherwise be determined to be independent as a result of the application of the foregoing standards, may not bar an independence finding as to such director.

      For purposes of the foregoing, an "immediate family member" is defined as a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in- law, brothers and sisters-in-law and anyone (other than an employee) who shares such person's home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a director's independence.

DIRECTOR COMPENSATION

      Each Independent Director of the Company receives an annual director's fee of $25,000 ($37,500 in the case of the lead director). Each Independent Director also receives $1,000 for each quarterly and special meeting of the Board of Directors attended in person, including committee meetings ($1,500 in the case of the lead director), except that members of the Audit Committee receive $2,000 for each audit committee meeting attended in person; and $500 for each quarterly and special meeting of the Board of Directors in which the director participates by teleconference, including committee meetings ($750 in the case of the lead director), except that members of the Audit Committee receive $750 for each Audit Committee meeting in which they participate by teleconference. Each Independent Director appointed or elected for the first time receives 1,000 shares of restricted common stock on his or her date of appointment or election. In addition, following each annual meeting of stockholders, each of the Company's Independent Directors receives a number of shares of restricted common stock having a fair market value of $20,000 on the date of grant ($30,000 in the case of the lead director). All shares of restricted common stock granted to the Independent Directors vest immediately. However, no shares of restricted common stock granted to an Independent Director is transferable by an Independent Director while such Independent Director remains a director of the Company.

      On June 5, 2003, each of the then-serving Independent Directors was granted 966 shares of common stock, except for Peter Quick who as lead director received 1,449 shares of common stock. The closing price on the New York Stock Exchange on June 5, 2003 of the Company's common stock was $20.70 per share.

COMMUNICATION WITH THE BOARD OF DIRECTORS

      The Company has a process for handling letters received by the Company and addressed to the Board of Directors or members of the Board. Through this process, any person, including our stockholders, may communicate directly with the chairman of the board, the lead director or with any individual Board member, or the entire Board a Committee of the Board or the Independent Directors as a group, at any time. A description of how persons can communicate with our Board of Directors or members of the Board is available on the Company's website at www.reckson.com or to request a copy via U.S. mail write to Jason M. Barnett, Corporate Secretary, Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, NY 11747.

CODE OF BUSINESS CONDUCT AND ETHICS

      The Company has a code of business conduct and ethics, which is designed to promote honest and ethical conduct and deter wrongdoing at all levels of the Company's organization. All employees, officers and directors of the Company are bound by the code of business conduct and ethics. In addition to the code of business conduct and ethics, the chief financial officer, chief accounting officer and other senior financial officers that hold significant positions of leadership and trust at the Company must set an exemplary standard of conduct for the Company as described in the CFO and senior financial officers code of conduct. A copy of each code is available on the Company's website at www.reckson.com or to request a copy via U.S. mail write to from Jason M. Barnett, Corporate Secretary, Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, NY 11747.

          PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2004, subject to ratification of this appointment by the stockholders of the Company. Ernst & Young LLP has served as the Company's independent auditors since the Company's formation in September 1994 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

      Ernst & Young LLP's fees for providing services to the Company in 2003 and 2002 were as follows:

      AUDIT FEES. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2003 and 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2003 and 2002 were approximately $476,000 and $375,000, respectively.

      AUDIT-RELATED FEES. The aggregate fees billed by Ernst & Young LLP for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, other than the services described under "Audit Fees," including employee benefit plan audits and accounting assistance, for the fiscal years ended December 31, 2003 and 2002 were approximately $478,000 and $222,500, respectively.

      TAX FEES. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance (including REIT tax compliance), tax advice, and tax planning for the fiscal years ended December 31, 2003 and 2002 were approximately $113,000 and $83,000, respectively.

      ALL OTHER FEES. There were no other fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2003 and 2002.

      All of the services described under "Audit Fees," "Audit-Related Fees" and "Tax Fees" were approved by the Audit Committee.

      Under the Audit Committee's pre-approval policies and procedures, each member of the Audit Committee has the authority to approve all permissible non-audit services to be performed by Ernst & Young LLP, provided that each decision relating to the approval of permissible non-audit services is presented to the Audit Committee at its next scheduled meeting. All such approvals are also reported to the full Board at the next scheduled Board meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS.

                          REPORT OF THE AUDIT COMMITTEE

      THE FOLLOWING IS A REPORT BY THE COMPANY'S AUDIT COMMITTEE REGARDING THE RESPONSIBILITIES AND FUNCTIONS OF THE AUDIT COMMITTEE.

      The Audit Committee, on behalf of the Board of Directors of the Company, serves as an independent and objective party to monitor the Company's financial reporting process and internal control system, and to review and appraise the audit efforts of the Company's independent auditors. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, which the Board of Directors revised in 2002. A copy of the revised charter was included in the Company's proxy statement for the 2003 Annual Meeting of Stockholders and can be viewed and downloaded from the Company's website at www.reckson.com. A copy of the charter is also available to stockholders free of charge on request to the Company's Secretary, Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747.

      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company's Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the Company's earnings releases with management.

      Ernst & Young LLP, the Company's independent auditors, are responsible for auditing the Company's financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with the independent auditors the auditors' independence from management and the Company and considered the compatibility of non-audit services with the auditors' independence.

      The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee also meets with management prior to the filing of the Company's quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results.

      In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact "independent."


                                       Submitted by the Audit Committee
                                       of the Board of Directors of the Company*

                                       Conrad D. Stephenson (Chairman)
                                       Ronald H. Menaker
                                       Peter Quick












* During the year ended December 31, 2003, the Audit Committee was comprised of Messrs. Stephenson, Menaker and Quick. At a Board of Directors meeting held in March 2004, the Audit Committee was reconstituted. The current members of the Audit Committee are Messrs. Ruffle (Chairman), Menaker and Quick and Ms. McCaul.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

      THE ROLE OF THE COMMITTEE. Generally, the Compensation Committee of the Board of Directors (the "Compensation Committee") establishes, oversees and directs the Company's executive compensation policies and programs, administers the Company's stock option plans and seeks to ensure that the Company's executive compensation philosophy is consistent with the Company's best interests.

      The Compensation Committee has a charter which is available and can be viewed and downloaded from the Company's web site at www.reckson.com. A copy of the charter is available to stockholders free of charge on request to the Company's Secretary, Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747. The Compensation Committee charter provides that the responsibilities of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the chief executive officer's compensation, evaluating the chief executive officer's performance in light of those goals and objectives, and, determining and approving the chief executive officer's compensation level based on this evaluation, (ii) making recommendations to the Board with respect to non-chief executive officer compensation, incentive-compensation plans and equity-based plans, and (iii) producing this annual compensation committee report on executive compensation as required by the SEC.

      COMPENSATION PHILOSOPHY AND REVIEW. The Compensation Committee seeks to align executive compensation with the Company's business objectives and strategies, management programs and financial performance. The Company's compensation philosophy for executive officers serves three principal purposes:
(i) to provide a total compensation package for executive officers that is competitive with the total compensation paid by REITs similar to the Company, other public and private real estate companies and with the current market for executive talent, (ii) to attract, retain and motivate talented executives who will maximize stockholder value and (iii) to encourage senior management's long-term equity ownership in the Company by linking a portion of executive compensation directly to increases in stockholder value.

      The Compensation Committee has overall responsibility for evaluating and approving the executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company. The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of the Named Executive Officers (as defined herein) other than Scott H. Rechler, the Compensation Committee reviews the recommendations of Scott H. Rechler.

      EXECUTIVE COMPENSATION. The Company's executive compensation program consists primarily of an annual salary, cash bonuses linked to the performance of executives and the Company and long-term equity-based compensation.

      Final compensation determinations for each fiscal year are generally made after the end of the fiscal year. At that time, base salaries for the following fiscal year are set, cash bonuses, if any, are determined for the past year's performance, and option grants or other long-term compensation awards, if any, are generally made. For fiscal 2003, the Compensation Committee reviewed the annual salaries of the Company's executive officers. At a meeting held in February 2004, the Compensation Committee set the base salaries for the Named Executive Officers for the fiscal year ending December 31, 2004 and approved cash bonuses for such officers in respect of the fiscal year ended December 31, 2003.

      The Compensation Committee was advised by an independent compensation consultant regarding executive officer compensation matters, including annual base salary, annual incentives and long-term incentives. The independent compensation consultant is a consultant specializing in compensation matters in the real estate industry and is not affiliated with the Company. The Compensation Committee considered the independent compensation consultant's advice in determining base salaries for 2004 and annual bonuses and long-term incentives for fiscal 2003. In addition, the independent compensation consultant advised the Compensation Committee on the appropriate long-term incentive arrangements in order to meet the Company's objectives.

      In determining executive compensation, the Compensation Committee noted several factors, including the Company's restructuring, the Company's disposition of the Long Island industrial portfolio, the Company's operating performance in a challenging economic environment and the improvement to the Company's balance sheet as a result of the Company's capital markets activities.

      The following is a discussion of each element of the Company's executive compensation:

      ANNUAL BASE SALARY. Base salaries for the current Named Executive Officers are the subject of employment and noncompetition agreements between the Company and each such executive as discussed below. Each such agreement provides that the base salary provided for under the respective agreement will be reviewed no less frequently than annually. For 2003, the Compensation Committee determined base salaries for the Named Executive Officers based upon comparable industry salaries, the current economic environment and the advice provided by the independent compensation consultant for the fiscal year ended December 31, 2003. The current Named Executive Officers' 2004 base salaries increased between 0 - 10% from their 2003 base salaries.

      ANNUAL INCENTIVES. Annual incentives are provided in the form of cash bonuses and were determined at the discretion of the Compensation Committee based upon the overall performance of the Company, the personal performance of each executive and the advice provided by the independent compensation consultant. For fiscal 2003, each of the current Named Executive Officers received a cash bonus equal to 100% of their 2003 base salary.

      LONG-TERM INCENTIVES. Long-term incentives have historically been provided by the Company through a variety of means, including the grant of stock options, restricted stock awards, rights and, in prior years, stock loans to purchase the Company's common stock. These awards are intended to align the executive's long-term objectives with those of the Company's stockholders. The grant of stock options, restricted stock awards, rights and stock loans are made under the Company's stock option plans which are administered by the Compensation Committee. The Compensation Committee has the discretion to determine those individuals to whom awards are made and the terms and conditions of the awards.

      CHIEF EXECUTIVE OFFICER. The Compensation Committee determined the 2003 compensation of the Chief Executive Officer in accordance with the above discussion.

      TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on the Company's tax return of compensation over $1 million to the Chief Executive Officer and the next four highest compensated officers of the Company (the "Covered Employees") unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Company paid aggregate compensation of approximately $7.9 million to its Covered Employees during 2003 which would be non-deductible under the limitations set forth in section 162(m).

                                    Submitted by the Compensation Committee
                                    of the Board of Directors of the Company*

                                    Lewis S. Ranieri (Chairman)
                                    Peter Quick




















* During the year ended December 31, 2003, the Compensation Committee was comprised of Messrs. Quick and Ranieri. At a Board of Directors meeting held in March 2004, the Compensation Committee was reconstituted. The current members of the Compensation Committee are Messrs. Crocker, Menaker, Ranieri and Steinberg.

SUMMARY COMPENSATION TABLE

      The following table sets forth information regarding the compensation awarded for the past three fiscal years to Scott H. Rechler, Chief Executive Officer of the Company, the other four most highly compensated executive officers of the Company (the "Current Named Executive Officers") and the former Co-Chief Executive Officer and two former executive officers, each of whom was no longer serving as an officer of the Company at the end of the most recent fiscal year (the "Former Named Executive Officers" and together with the Current Named Executive Officers, the "Named Executive Officers").

CURRENT NAMED EXECUTIVE OFFICERS

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                              ANNUAL COMPENSATION         RESTRICTED
                                                            -----------------------         STOCK
NAME AND PRINCIPAL POSITION                         YEAR    SALARY($)(1)   BONUS($)      AWARDS($)(2)    OTHER($)(5)
---------------------------                         ----    ------------   --------      -------------   -----------
Scott H. Rechler............................        2003         486,875      486,875            --         43,969(6)
     Chief Executive Officer and                    2002         486,875      486,875       885,148(3)      35,754(7)
     President                                      2001         475,000            0             -              -

Michael Maturo..............................        2003         435,625      435,625            --          7,596
     Executive Vice President,                      2002         435,625      435,625       726,760(3)      35,576(7)
     Chief Financial Officer and Treasurer          2001         425,000      350,000             -              -

Jason M. Barnett............................        2003         435,625      435,625            --          6,173
     Executive Vice President, Secretary            2002         435,625      435,625       156,240(3)          --
     and General Counsel                            2001         425,000      350,000            --             --

Salvatore Campofranco.......................        2003         300,000      300,000            --         45,576(8)
     Executive Vice President and Chief             2002         270,375      275,000       449,157(4)         576
     Operating Officer                              2001         262,500      212,500       496,151(4)         576

Philip Waterman III.........................        2003         400,000      400,000                       70,464(8)
     Executive Vice President, Chief                2002         343,917      350,000                          576
     Development Officer and Managing               2001         333,900      270,300                          576
     Director New York City Division

FORMER NAMED EXECUTIVE OFFICERS(9)(10)

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                              ANNUAL COMPENSATION         RESTRICTED
                                                            -----------------------         STOCK
NAME AND PRINCIPAL POSITION                         YEAR    SALARY($)(1)   BONUS($)      AWARDS($)(2)    OTHER($)(5)
---------------------------                         ----    ------------   --------      -------------   -----------
Donald J. Rechler...........................        2003         496,534      563,750             -          4,370(6)
     Chairman of the Board                          2002         563,750      563,750     1,127,848(3)      35,690(7)
     and Former Co-Chief Executive                  2001         550,000      525,000             -              -
     Officer

Mitchell D. Rechler.........................        2003         385,685      435,625             -         52,475(6)
     Former Co-President, Chief                     2002         435,625      435,625       726,760(3)      38,738(7)
     Administrative Officer and President           2001         425,000      400,000             -              -
     of Reckson Management Group, Inc.

Gregg M. Rechler............................        2003         383,685      435,625             -         41,837(6)
     Former Co-President, Chief                     2002         435,625      435,625       726,760(3)         576(7)
     Operating Officer and President of             2001         425,000      400,000             -              -
     Reckson Construction Group, Inc.


----------------
(1) The base salaries of Donald J. Rechler, Scott H. Rechler, Michael Maturo, Jason M. Barnett, Salvatore Campofranco and Mitchell D. Rechler were paid by the Management Company. The base salaries of Gregg M. Rechler and Roger
      M. Rechler were paid by RCG and the base salary of Philip M. Waterman III was paid by RANY Management Group, Inc. The Company and the Operating Partnership reimburse the appropriate subsidiary corporation for time spent by the Named Executive Officer on the business of the Company or the Operating Partnership, respectively.

(2) As of December 31, 2003, the Named Executive Officers held 353,017 shares of restricted stock, aggregating $8.6 million (based on the closing price on the New York Stock Exchange of the Company's common stock on December 31, 2003), including the 2002 and 2003 Rights referred to in footnote 6 below.

(3) Represents the value, as of the date of grant, of (i) an award of Rights, which was granted to certain of the Named Executive Officers in November 2002 (the "2002 Rights") and (ii) an award of Rights, which was granted to certain of the Named Executive Officers in March 2003 (the "2003 Rights"). The Rights were granted pursuant to agreements with the respective Named Executive Officer. Each Right represents the right to receive, upon vesting, one share of common stock, if shares are then available for grant under one of the Company's stock option plans or, if shares are not so available, an amount of cash equivalent to the value of such stock on the vesting date. The 2002 Rights will vest in four equal annual installments beginning on November 14, 2003 (and shall be fully vested on November 14, 2006). The 2003 Rights will be earned as of March 13, 2005 and will vest in three equal annual installments beginning on March 13, 2005 (and shall be fully vested on March 13, 2007). Dividends on the shares will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer. The 2002 Rights also entitled the holder thereof to cash payments in respect of taxes payable by the holder resulting from the Rights. The 2002 Rights were granted as follows:

      Donald J. Rechler received 46,983 Rights; Scott H. Rechler received 35,247 Rights; each of Mitchell D. Rechler, Gregg M. Rechler and Michael Maturo received 27,588 Rights; and Roger M. Rechler received 25,530 Rights. With respect to the 2003 Rights, each of the foregoing Named Executive Officers each received 8,680 Rights. In connection with the Company's disposition of the Long Island Industrial portfolio, Donald Rechler, Mitchell Rechler, Gregg Rechler and Roger Rechler forfeited their 2003 Rights and exchanged their 2002 Rights for cash payments of $1,080,609, $634,524, $634,524 and
      $587,190, respectively. See "Certain Relationships and Related Transactions--Property Transactions."

(4) In 1999, Mr. Campofranco was awarded a stock grant of 65,000 shares of common stock. The award vested in three equal annual installments beginning in 2000.

(5) Excludes loan forgiveness and related tax payments in 2003, 2002 and 2001, respectively, pursuant to the terms of previously awarded stock loans in the following amounts: Donald J. Rechler--$530,500, $1,064,500 and $680,400; Scott H. Rechler--$530,500, $985,400 and $599,600; Mitchell D.
      Rechler--$440,700, $807,500 and $428,000; Gregg M. Rechler--$466,500,
      $848,800 and $450,000; Michael Maturo--$440,700, $807,500 and $428,000;
      Roger M. Rechler--$440,700, $792,156 and $413,900, Jason M.
      Barnett--$383,200, $534,700 and $119,000; Salvatore Campofranco--$312,143,
      $272, 156 and $407,031 and Philip Waterman III--$2,258,655, $762,278 and
      $823,698. See "Certain Relationships and Related Transactions." In addition, with respect to Michael Maturo, excludes loan forgiveness and a related tax payment in 2003, 2002 and 2001 of $106,211, $79,832 and
      $175,632, respectively, pursuant to the terms of Mr. Maturo's 1995 employment and noncompetition agreement with the Company. See "Employment and Noncompetition Agreements."

(6) Includes the following premiums paid during 2003 for life insurance policies under which the Named Executive Officers have the right to receive the cash surrender value of the policies: Donald J. Rechler--$0; Scott H. Rechler--$35,178; Mitchell D. Rechler--$38,162; Gregg M. Rechler--$35,028; Michael Maturo--$0; and Roger M. Rechler--$45,429. Prior to the enactment of the Sarbanes-Oxley Act of 2002, the Company had loaned, on behalf of executive officers, the payment of the premiums on such life insurance policies, subject to the refund of premiums to the Company upon the termination of such policies.

(7) Includes the following premiums paid during 2002 for life insurance policies under which the Named Executive Officers have the right to receive the cash surrender value of the policies: Donald J. Rechler--$35,114; Scott H. Rechler--$35,178; Mitchell D. Rechler--$38,162; Gregg M. Rechler--$0; Michael Maturo--$35,000; and Roger M. Rechler--$37,448. Prior to the enactment of the Sarbanes-Oxley Act of 2002, the Company had loaned, on behalf of executive officers, the payment of the premiums on such life insurance policies, subject to the refund of premiums to the Company upon the termination of such policies.

(8) Each of Messrs. Campofranco and Waterman were granted a special cash award of $45,000 and $60,000, respectively, in connection with their promotion to executive positions in December 2003.

(9) In connection with the Company's disposition of the Long Island Industrial portfolio, Donald J. Rechler resigned as Co-Chief Executive Officer of the Company effective November 10, 2003, but he remains the chairman of the Board of Directors of the Company. See "Certain Relationships and Related Transactions--Property Transactions."

(10) In connection with the Company's disposition of the Long Island Industrial portfolio, Mitchell D. Rechler resigned as Co-President, Chief Administrative Officer and President of Reckson Management Group, Inc. and Gregg M. Rechler resigned as Co-President, Chief Operating Officer and President of Reckson Construction Group, Inc. ("RCG") effective November 10, 2003. See "Certain Relationships and Related Transactions--Property Transactions."

AGGREGATED FISCAL YEAR-END 2003 OPTION VALUES

      The following table sets forth the value of options at the end of 2003 by the Company's Named Executive Officers.

CURRENT NAMED EXECUTIVE OFFICERS

                                                                         NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED              IN-THE-MONEY
                                   SHARES ACQUIRED                       OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                         ON             VALUE               YEAR-END(#)                  YEAR-END($)(1)
NAME                                 EXERCISE(#)     REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------     -----------   -----------    -------------   -----------   -------------
Scott H. Rechler.............             0               0             422,500         0              297,063        0
Michael Maturo...............             0               0             477,500         0            1,277,783        0
Jason M. Barnett.............             0               0             130,000         0              216,840        0
Salvatore Campofranco........             0               0              70,000         0               52,000        0
Philip Waterman III..........             0               0             190,000         0              509,500        0

FORMER NAMED EXECUTIVE OFFICERS

                                                                         NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED              IN-THE-MONEY
                                   SHARES ACQUIRED                       OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                         ON             VALUE               YEAR-END(#)                  YEAR-END($)(1)
NAME                                 EXERCISE(#)     REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------     -----------   -----------    -------------   -----------   -------------
Donald J. Rechler............             0               0             497,500         0              297,063        0
Mitchell D. Rechler..........             0               0             397,500         0              297,063        0
Gregg M. Rechler.............             0               0             397,500         0              297,063        0

---------------
(1) The value of unexercised in-the-money options at fiscal year-end based on the fair market value of the common stock of $24.30 per share as of December 31, 2003.


LONG-TERM INCENTIVE PLAN(1) -- AWARDS IN LAST FISCAL YEAR

CURRENT NAMED EXECUTIVE OFFICERS

                                                                                  ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                                             PRICE-BASED PLANS
                                                     PERFORMANCE OR OTHER   ---------------------------------------------------
                                                         PERIOD UNTIL          THRESHOLD           TARGET            MAXIMUM
NAME                              NUMBER OF SHARES   MATURATION OF PAYOUT   (# OF SHARES)(5)    (# OF SHARES)     (# OF SHARES)
----                              ----------------   --------------------   ----------------    -------------     -------------
Scott H. Rechler
  Core Award........................    138,889(2)     3/13/03 - 3/13/07          8,681             138,889           138,889
   Special Award....................       (3)              3/13/07                N/A                N/A               N/A
Michael Maturo
   Core Award.......................    138,889(2)     3/13/03 - 3/13/07          8,681             138,889           138,889
   Special Award....................       (3)              3/13/07                N/A                N/A               N/A
Jason M. Barnett
   Core Aware.......................    138,889(2)     3/13/03 - 3/13/07          8,681             138,889           138,889
   Special Award....................       (3)              3/13/07                N/A                N/A               N/A
Salvatore Campofranco
  Core Award........................   83,333(2)(4)    3/13/03 - 3/13/07          5,208             83,333            83,333
   Special Award....................      (3)(4)            3/13/07                N/A                N/A               N/A
Philip Waterman III
  Core Award.......................     111,111(2)     3/13/03 - 3/13/07          6,944             111,111           111,111
   Special Award....................        (3)             3/13/07                N/A                N/A               N/A


FORMER NAMED EXECUTIVE OFFICERS

                                                                                  ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                                             PRICE-BASED PLANS
                                                     PERFORMANCE OR OTHER    --------------------------------------------------
                                                         PERIOD UNTIL          THRESHOLD           TARGET            MAXIMUM
NAME                              NUMBER OF SHARES   MATURATION OF PAYOUT    (# OF SHARES)      (# OF SHARES)     (# OF SHARES)
----                              ----------------   --------------------    -------------      -------------     -------------
Mitchell D. Rechler
   Core Award..................     138,889(2)(5)     3/13/03 - 3/13/07        8,681(6)           138,889           138,889
   Special Award...............        (3)(6)              3/13/07                N/A                N/A               N/A
Gregg M. Rechler
   Core Award..................     138,889(2)(5)     3/13/03 - 3/13/07        8,681(6)           138,889           138,889
   Special Award...............        (3)(6)              3/13/07                N/A                N/A               N/A

--------------
(1) In 2003 the Company reviewed and adopted a Long-Term Incentive Plan (the "LTIP"), which was recommended by the Compensation Committee, for the Company's executive officers and other senior officers. The four-year plan has a core component (the "Core Award"), which provides for annual stock-based compensation based upon continued service and in part based on attaining certain annual performance measures. The LTIP has a special outperformance award (the "Special Outperformance Award"), which provides for compensation to be earned at the end of a four-year period if the Company attains certain four-year cumulative performance measures. Amounts earned under the special outperformance long-term component may be paid in cash or stock at the discretion of the Compensation Committee. Performance measures are based on total stockholder returns on a relative and absolute basis.

(2) These shares of restricted stock were awarded on March 13, 2003 as Core Awards under the Company's LTIP. The Core Award was made in the form of a grant of shares of restricted stock equal to a target amount to be earned over the four-year plan period. The shares of restricted stock were granted from available shares of common stock under the Company's 2002 stock option plan. Under the terms of the LTIP, 6.25% of an officer's shares will become vested on each of the four anniversaries of the date of grant, provided that the officer remains in continuous employment with the Company until such date. 18.75% of an officer's shares will become vested on each of the four anniversaries of the date of grant, provided that the officer remains in continuous employment with the Company until such date, and the Company has achieved a total return to holders of the common equity of the Company and the Operating Partnership ("Common Equity") that either (i) is at or above the 50th percentile of the total return to stockholders achieved by members of a designated peer group during the same period, or (ii) equals at least 9% per annum. Under the terms of the LTIP, if the performance requirement is not satisfied for a given year, the shares from that year will be rolled over to the following year and will become vested if the performance requirement is satisfied on a cumulative and compounded basis for the extended period. Dividends on the shares of restricted stock will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer.

(3) On March 13, 2003, each officer was also granted a Special Outperformance Award under the LTIP entitling such officer to a share of a special outperformance pool. The special outperformance component of the LTIP consists of a bonus pool equal to 10% of the total return in excess of a 9% cumulative and compounded annual total return on the Common Equity for the period through the four-year anniversary after the date of grant (the "Special Outperformance Pool"). The aggregate amount payable to such officers from the Special Outperformance Pool is capped at an amount calculated based upon a total cumulative and compounded annual return on the Common Equity of 15%. An officer's Special Outperformance Award represents an allocation of the Special Outperformance Pool and will become vested on the fourth anniversary of the date of grant, provided that the officer remains in continuous employment with the Company or any of its affiliates until such date, and the Company has achieved on a cumulative and compounded basis, during the four fiscal years completed on the applicable anniversary date, a total return to holders of the Common Equity that (i) is at or above the 60th percentile of the total return to stockholders achieved by members of the peer group during the same period and (ii) equals at least 9% per annum. Special Outperformance Awards will be paid in cash; however, the Compensation Committee, in its sole discretion, may elect to pay such an award in shares of common stock, valued at the date of vesting, if shares are available at such time under any of the Company's existing stock option plans. The LTIP provides that no dividends or dividend equivalent payments will accrue with respect to the Special Outperformance Awards.

(4) Subsequent to the grant of his Core Award and Special Award, the terms of Mr. Campofranco's grant was amended with respect to certain change-in-control and other provisions. If a change-in-control or death or disability (an "Event") occurs within the first three years following the grant of the award, the executive will be entitled to the Core Award during the current year and a $1 million cash payment and any remaining portion of the Core Award and the entire Special Award will be forfeited. However, if an Event occurs in the fourth year following the grant, the executive will be entitled to the Core Award during the current year, the $1 million cash payment and to the Special Award to the extent earned, provided however that with respect to the Special Award the executive will only be entitled to an amount equal to the amount by which the Special Award earned exceeds $1 million. Lastly, upon an Event any other contractual obligations that the executives may be entitled to will be reduced by the $1 million cash payment.

(5) In connection with their resignations from the Company, Mitchell Rechler and Gregg Rechler each received 8,681 shares of the Company's Class A common stock related to the service component of their Core Award, which was valued at $293,000 in the aggregate. In addition, since the Company met its annual performance measure under the March 2003 LTIP in March 2004, these individuals also each received 26,041 shares of Class A common stock representing the balance of the annual Core Award as if they remained in continuous employment with the Company. The remainder of their core awards was forfeited as was the entire amount of the special outperformance component of the March 2003 LTIP award.

(6) Threshold amount shown for the Core Award represents the number of shares vesting on each of the four anniversaries of the date of grant as long as the officer remains in continuous employment with the Company until such date.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

      Each of the Named Executive Officers has entered into an employment and noncompetition agreement and a severance agreement with the Company.

      The employment and noncompetition agreements with each of Scott H. Rechler, Michael Maturo and Jason M. Barnett were renewed as of August 15, 2000 for five-year terms, unless in each case otherwise extended. The term of each of their severance agreements is identical to their employment and noncompetition agreement, including any extension thereof. However, in the event of a "Change in Control" (as such term is defined in the applicable agreement), each severance agreement automatically extends the term of the corresponding employment agreement until the later of (i) the date on which the employment and noncompetition agreement otherwise would have expired and (ii) the date which is 60 months after the end of the calendar year in which such Change in Control occurs. Each agreement provides for certain benefits in the event of termination of the executive by the Company without "Good Reason" (as such term is defined in the applicable agreement) or the resignation of the executive upon a material breach of the agreement by the Company or a Change in Control of the Company. These benefits include the continued payment of the executive's base salary during the remaining term of the agreement, immediate vesting of all equity awards as well as continued entitlement to receive other benefits conferred under the applicable agreement for such remaining term. Under the agreements, each executive is also entitled to certain specified benefits in the event of his death or disability.

      In addition, the employment and noncompetition agreements for each of Messrs. Rechler, Maturo and Barnett, subject to limited exceptions, prohibit each such executive from engaging, directly or indirectly, during the term of his employment, in any business, which engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any industrial or office real estate property in any of the submarkets throughout the tri-state metropolitan area of New York, New Jersey and Connecticut in which the Company is operating ("Competitive Activities"). These employment and noncompetition agreements also prohibit such persons from engaging, directly or indirectly, during a specified Noncompetition Period in any Competitive Activities, subject to limited exceptions. The Noncompetition Period for each such executive is the period beginning on the date of the termination of employment and ending on the later of (i) the first anniversary of such person's termination of employment with the Company and (ii) the third anniversary of the person's prior employment and noncompetition agreement.

      Mr. Waterman's employment agreement was amended and restated on January 18, 1999 and supplemented on September 7, 2000. Mr. Waterman's employment agreement is for a term ending on December 31, 2006, unless otherwise extended. Mr. Waterman's employment agreement provides for certain benefits in the event the Company terminates his employment without Cause (as defined in the agreement) or Mr. Waterman terminates his employment for Good Reason (as defined in the agreement). These benefits include a cash lump sum payment of $2,000,000, immediate vesting of any stock options, the forgiveness of certain tax loans and the continuation of certain health, life insurance and disability benefits. Mr. Waterman's employment agreement also provides for specified benefits upon a change-in-control of the Company and his death or disability.

      Mr. Waterman's employment agreement also prohibits him from engaging, directly or indirectly, in any business which or attempts to engage in the acquisition, development, construction, operation, management or leasing of any industrial or office real estate anywhere in New York, New Jersey or Connecticut or intentionally interfere with, disrupt or attempt to disrupt the relationship between the Company and any customer, tenant, supplier, contractor, lender or employee during a specified Restrictive Period. The Restrictive Period for Mr. Waterman is the period beginning on the date of termination of his employment and an additional six months under certain circumstances.

                             STOCK PERFORMANCE GRAPH

      The following graph provides a comparison of the cumulative total stockholder return on the common stock for the period from December 31, 1998 to December 31, 2003 with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and the NAREIT Equity REIT Total Return Index. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in each of the Common Stock on December 31, 1998, in the S&P 500 and in the NAREIT Equity REIT Total Return Index on December 31, 1998, and (ii) reinvestment of dividends.

                                    [GRAPHIC]

                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS

      The following table sets forth the beneficial ownership of Common Stock for (i) each stockholder of the Company holding more than a 5% beneficial interest in the common stock of the Company, (ii) each Named Executive Officer of the Company and (iii) the directors and executive officers of the Company as a group. Stock ownership of the directors who are not Named Executive Officers of the Company appears under the heading "Information Regarding Nominees and Directors" in this Proxy Statement.

                                                                                   SHARES OF COMMON STOCK AND UNITS
                                                                              BENEFICIALLY OWNED AS OF MARCH 22, 2004(1)
                                                                              ------------------------------------------
                                                                                                          PERCENT OF
NAME OF BENEFICIAL OWNERS                                                          NUMBER                  CLASS(2)
-------------------------                                                          ------                  --------
   Cohen & Steers Capital Management, Inc.(3)............................         8,094,415                   11.6%
   FMR Corp.(4)..........................................................         6,687,021                    9.6%
   LaSalle Investment Management, Inc.(5)................................         4,519,141                    6.5%
   Security Capital Research & Management Incorporated(6)................         4,985,706                    7.2%
   Stichting Pensioenfonds ABP(7)........................................         2,132,700                    3.1%
   Scott H. Rechler(8)...................................................           765,440                   1.09%
   Donald J. Rechler(9)..................................................           995,208                   1.41%
   Michael Maturo(10)....................................................           695,115                       *
   Jason M. Barnett(11)..................................................           265,118                       *
   Salvatore Campofranco(12).............................................           124,416                       *
   Philip Waterman III(13)...............................................           351,847                       *
   F. D. Rich III(14) ...................................................           214,593                       *
   Mitchell Rechler(15)..................................................           589,831                       *
   Gregg Rechler(16).....................................................           537,025                       *
                                                                                -----------             -----------
   All directors and executive officers as a group
   (17 persons)..........................................................         4,700,382                   6.46%

*     Less than one percent.



-------------
(1) All information has been determined as of March 22, 2004. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of common stock that person has the right to acquire pursuant to the exercise of stock options within 60 days or upon the redemption of Units (assuming the Company elects to issue common stock rather than pay cash upon such redemption). Units are exchangeable for cash or, at the option of the Company, on a one-for-one basis for shares of common stock, subject to certain limitations. See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.

(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of common stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percent ownership of any other person. In addition, for purposes of such calculation, Units held by each person are treated as if such person had converted and held the related equivalent number of shares of common stock.

(3) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Cohen & Steers Capital Management Inc. is 757 Third Avenue, New York, NY 10017.

(4) This information is based upon information reported by the stockholder in filings made with the SEC. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109 and the address of Geode is 53 State Street, Boston, MA 02109.

(5) This information is based upon information reported by the stockholder in filings made with the SEC. LaSalle Investment Management, Inc. ("LaSalle") owns 1,118,772 shares of common stock of the Company (1.7% of total shares of common stock outstanding) and LaSalle Investment Management (Securities), L.P. ("LIM"), a subsidiary of LaSalle, owns 3,400,369 shares of common stock of the Company (5.1% of total shares of common stock outstanding). The address of both LaSalle and LIM is 200 East Randolph Drive, Chicago, IL 60601.

(6) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Security Capital Research & Management Incorporated is 11 South LaSalle Street, 2nd Floor, Chicago, IL 60603.

(7) This information is based upon information reported by the stockholder in filings made with the SEC. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.

(8) Represents (a) 342,940 shares of common stock, including 339,357 shares of common stock owned directly, 576 shares of common stock owned through the Company's 401(k) plan and 3,007 shares of common stock held in trust for the benefit of his children, and (b) 422,500 exercisable options.

(9) Represents (a) 497,708 shares of common stock, including 496,885 shares of common stock owned directly, 823 shares of common stock owned through the Company's 401(k) plan and (b) 497,500 exercisable options.

(10) Represents (a) 40,988 Units, (b) 176,627 shares of common stock, including 175,365 shares of common stock owned directly, 1,262 shares of common stock owned through the Company's 401(k) plan, and (c) 477,500 exercisable options.

(11) Represents (a) 133,118 shares of common stock, (b) 130,000 exercisable options, and (c) 2,000 Units.

(12) Represents (a) 54,416 shares of common stock and (b) options to purchase 70,000 shares of common stock.

(13) Represents (a) 161,847 shares of common stock and (b) options to purchase 190,000 shares of common stock.

(14) Represents (a) 36,593 shares of common stock, (b) options to purchase 170,000 shares of common stock and (c) 8,000 Units.

(15) Represents (a) 192,331 shares of common stock, including 185,082 shares of common stock owned directly, 269 shares of common stock owned through the Company's 401(k) plan and 6,980 shares owned in trust for the benefit of his children, and (b) 397,500 exercisable options.

(16) Represents (a) 139,525 shares of common stock, including 134,010 shares of common stock owned directly and 5,515 shares of common stock owned in trust for the benefit of his children, and (b) 397,500 exercisable options.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% Holders were satisfied during 2003, except as follows: Ronald Menaker, Peter Quick, John V. N. Klein, Conrad Stephenson, Lewis Ranieri, Douglas Crocker, Philip Waterman and Michael Maturo each filed a Form 4 with respect to one transaction subsequent to its due date; Donald Rechler and Scott Rechler each filed two Form 4s with respect to two transactions subsequent to the due date; Donald Rechler, Scott Rechler and Michael Maturo each reported a transaction on Form 5 that should have previously been reported on a Form 4; and Scott Rechler reported on his 2003 Form 5 a transaction that should have been reported on his 2002 Form 5.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PROPERTY TRANSACTIONS

      In connection with our initial public offering in May 1995 (the "IPO"), the Company was granted ten-year options to acquire ten properties (the "Option Properties") which were either owned by certain Rechler family members who were also executive officers of the Company, or in which the Rechler family members owned a non-controlling minority interest at a price based upon an agreed upon formula. In years prior to 2001, one Option Property was sold by the Rechler family members to a third party and four of the Option Properties were acquired by the Company for an aggregate purchase price of approximately $35 million, which included the issuance of approximately 475,000 OP Units valued at approximately $8.8 million.

      On November 10, 2003, in connection with the Company's sale of its Long Island industrial building portfolio, four of the five remaining options (the "Remaining Option Properties") granted to the Company at the time of the IPO to purchase interests in properties owned by Rechler family members were terminated. In return the Company received an aggregate payment from the Rechler family members of $972,000. Rechler family members have also agreed to extend the term of the remaining option on the property located at 225 Broadhollow Road, Melville, NY (the Company's current headquarters) for five years and to release the Company from approximately 15,500 square feet under its lease at this property. In connection with the restructuring of the remaining option the Rechler family members paid the Company $1 million in return for the Company's agreement not to exercise the option during the next three years. As part of the agreement, the exercise price of the option payable by the Company was increased by $1 million.

      As part of the Company's REIT structure it is provided management, leasing and construction related services through taxable REIT subsidiaries as defined by the Code. These services are currently provided by the Service Companies in which, as of September 30, 2002, the Operating Partnership owned a 97% non-controlling interest. An entity that is substantially owned by certain Rechler family members, who are also executive officers of the Company, owned a 3% controlling interest in the Service Companies. In order to minimize the potential for corporate conflicts of interests, which became possible as a result of changes to the Code that permit REITs to own 100% of taxable REIT subsidiaries, the independent directors of the Company approved the purchase by the Operating Partnership of the remaining 3% interests in the Service Companies. On October 1, 2002, the Operating Partnership acquired such 3% interests in the Service Companies for an aggregate purchase price of approximately $122,000. Such amount was less than the total amount of capital contributed by the Rechler family members. During the year ended December 31, 2003, Reckson Construction Group, Inc. billed approximately $775,000 of market rate services and Reckson Management Group, Inc. billed approximately $279,000 of market rate management fees to the Remaining Option Properties. In addition, for the year ended December 31, 2003, Reckson Construction Group, Inc. performed market rate services, aggregating approximately $207,000, for a property in which certain former executive officers of the Company maintain an equity interest.

      Reckson Management Group, Inc. leases approximately 28,000 square feet of office and storage space at a Remaining Option Property located at 225 Broadhollow Road, Melville, NY for its corporate offices at an annual base rent of approximately $785,000. The Company had also entered into a short term license agreement at the property for 6,000 square feet of temporary space which expired in January 2004. Reckson Management Group, Inc. also leases 10,722 square feet of warehouse space used for equipment, materials and inventory storage at a property owned by certain members of the Rechler family at an annual base rent of approximately $75,000.

      In November 2003, the Company disposed of all but three of its 95 property, 5.9 million square foot, Long Island industrial building portfolio to members of the Rechler family (the "Disposition") for approximately $315.5 million, comprised of $225.1 million in cash and debt assumption and 3,932,111 Units valued at approximately $90.4 million. Approximately $204 million of cash sales proceeds from the Disposition were used to repay borrowings under the Company's credit facility. Two of the remaining three properties, which are subject to transfer pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), are anticipated to close during 2004. The disposition of the other property, which is subject to certain environmental issues, is conditioned upon the approval of the buyer's lender, which has not been obtained. These three remaining properties aggregate approximately $7.1 million of the $315.5 million sales price. In addition, four of the five remaining options granted to the Company at the time of the Company's IPO to purchase interests in properties owned by Rechler family members (including three properties in which the Rechler family members hold non-controlling interests and one industrial property) were terminated along with management contracts relating to three of such properties.

      In connection with the closing, the employment of Donald Rechler, Roger Rechler, Gregg Rechler and Mitchell Rechler as officers of the Company terminated and Roger Rechler, Gregg Rechler and Mitchell Rechler resigned as members of the Board of Directors. In connection with the Disposition and the terminations of employment, the Company incurred the following restructuring charges: (i) approximately $7.5 million related to outstanding stock loans under the Company's historical long-term incentive program ("LTIP") were transferred to the entity that acquired the Long Island industrial building portfolio and approximately $642,000 of loans related to life insurance contracts were extinguished, (ii) approximately $2.9 was million paid to the departing Rechler family members in exchange for 127,689 of rights to receive shares of common stock that were granted in 2002 and their rights that were granted in 2003 were forfeited in their entirety and (iii) with respect to two of the departing Rechler family members participating in the Company's March 2003 LTIP, each received 8,681 shares of the Company's common stock related to the service component of their core award which was valued at $293,000 in the aggregate. In addition, since the Company attained its annual performance measure under the March 2003 LTIP in March 2004, these individuals also each received 26,041 shares of common stock representing the balance of the annual core award as if they remained in continuous employment with the Company. The remainder of their core awards was forfeited as was the entire amount of the special outperformance component of the March 2003 LTIP. The Company also incurred additional restructure charges of approximately $1.2 million related primarily to the release and severance of approximately 25 employees. Total restructure charges of approximately $12.5 million were mitigated by a $972,000 fee from departing Rechler family members, related to the termination of the Company's option to acquire certain property, which was either owned by certain Rechler family members or in which the Rechler family members own a non-controlling minority interest.

      A company affiliated with Lewis S. Ranieri, a director of the Company, leases 15,566 square feet at the Company's property located in Mitchel Field, New York, at an annual base rent of approximately $447,500. In addition, Reckson Strategic Venture Partners LLC leased 5,144 square feet in one of the Company's joint venture properties at an annual base rent of approximately $176,000. On June 15, 2003, this lease was mutually terminated and RSVP vacated the premises.

      HQ, one of the largest providers of flexible officing solutions in the world and which was formerly controlled by FrontLine Capital Group ("FrontLine"), previously operated eleven executive office centers comprising approximately 205,000 square feet at the Company's properties, including two operated at the Company's joint venture properties. On March 13, 2002, as a result of experiencing financial difficulties, HQ voluntarily filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code and subsequently rejected three of its leases with the Company and surrendered approximately an additional 20,500 square feet from two other leases. The Company has since re-leased 100% of the rejected space. In September 2003, the Bankruptcy Court approved the assumption and amendment by HQ of its remaining eight leases with the Company. The assumed leases expire between 2007 and 2011, encompass approximately 150,000 square feet and provide for current annual base rents totaling approximately $3.5 million. A committee designated by the Board and chaired by an independent director conducted all negotiations with HQ.

FRONTLINE CAPITAL GROUP

      During 1997, the Company formed FrontLine and Reckson Strategic Venture Partners LLC ("RSVP"). RSVP is a real estate venture capital fund, which invested primarily in real estate and real estate operating companies outside the Company's core office focus and whose common equity is held indirectly by FrontLine. In connection with the formation and spin-off of FrontLine, the Operating Partnership established an unsecured credit facility with FrontLine (the "FrontLine Facility") in the amount of $100 million for FrontLine to use in its investment activities, operations and other general corporate purposes. The Company advanced approximately $93.4 million under the FrontLine Facility. The Operating Partnership also approved the funding of investments of up to $100 million relating to RSVP (the "RSVP Commitment"), through RSVP-controlled joint ventures (for REIT-qualified investments) or advances made to FrontLine under an unsecured loan facility (the "RSVP Facility") having terms similar to the FrontLine Facility (advances made under the RSVP Facility and the FrontLine Facility hereafter, the "FrontLine Loans"). During March 2001, the Company increased the RSVP Commitment to $110 million and as of December 31, 2003 approximately $109.1 million was funded under the RSVP Commitment, of which $59.8 million represents investments by the Company in RSVP-controlled (REIT-qualified) joint ventures and $49.3 million represents loans made to FrontLine under the RSVP Facility. As of December 31, 2003, interest accrued (net of reserves) under the FrontLine Facility and the RSVP Facility was approximately $19.6 million.

      At June 30, 2001, the Company assessed the recoverability of the FrontLine Loans and reserved approximately $3.5 million of the interest accrued during the three-month period then ended. In addition, the Company formed a committee of its Board of Directors, comprised solely of independent directors, to consider any actions to be taken by the Company in connection with the FrontLine Loans and its investments in joint ventures with RSVP. During the third quarter of 2001, the Company noted a significant deterioration in FrontLine's operations and financial condition and, based on its assessment of value and recoverability and considering the findings and recommendations of the committee and its financial advisor, the Company recorded a $163 million valuation reserve charge, inclusive of anticipated costs, in its consolidated statements of operations relating to its investments in the FrontLine Loans and joint ventures with RSVP. The Company has discontinued the accrual of interest income with respect to the FrontLine Loans. The Company has also reserved against its share of GAAP equity in earnings from the RSVP controlled joint ventures funded through the RSVP Commitment until such income is realized through cash distributions.

      At December 31, 2001, the Company, pursuant to Section 166 of the Code, charged off for tax purposes $70 million of the aforementioned reserve directly related to the FrontLine Facility, including accrued interest. On February 14, 2002, the Company charged off for tax purposes an additional $38 million of the reserve directly related to the FrontLine Facility, including accrued interest, and $47 million of the reserve directly related to the RSVP Facility, including accrued interest.

      FrontLine is in default under the FrontLine Loans from the Operating Partnership and on June 12, 2002, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

      In September 2003, RSVP completed the restructuring of its capital structure and management arrangements. In connection with the restructuring, RSVP redeemed the interest of the preferred equity holders of RSVP for an aggregate of approximately $137 million in cash including proceeds from the disposition of all of the privatization and medical offices assets and the transfer to the preferred equity holders of the assets that comprised RSVP's parking investment valued at approximately $28.5 million. RSVP also restructured its management arrangements whereby a management company formed by its former managing directors has been retained to manage RSVP pursuant to a management agreement and the employment contracts of the managing directors with RSVP have been terminated. The management agreement provides for an annual base management fee and disposition fees equal to 2% of the net proceeds received by RSVP on asset sales. (The base management fee and disposition fees are subject to a maximum over the term of the agreement of $7.5 million.) In addition, the managing directors retained a one-third residual interest in RSVP's assets which is subordinated to the distribution of an aggregate amount of $75 million to RSVP and/or the Company in respect of its joint ventures with RSVP. The management agreement has a three-year term, subject to early termination in the event of the disposition of all of the assets of RSVP.

      In connection with the restructuring, RSVP and certain of its affiliates obtained a $60 million secured loan. In connection with this loan, the Operating Partnership agreed to indemnify the lender in respect of any environmental liabilities incurred with regard to RSVP's remaining assets in which the Operating Partnership has a joint venture interest (primarily certain student housing assets held by RSVP) and guaranteed the obligation of an affiliate of RSVP to the lender in an amount up to $6 million plus collection costs for any losses incurred by the lender as a result of certain acts of malfeasance on the part of RSVP and/or its affiliates. The loan is scheduled to mature in 2006 and is expected to be repaid from proceeds of asset sales by RSVP.

      As a result of the foregoing, the net carrying value of the Company's investments in the FrontLine Loans and joint venture investments with RSVP, inclusive of the Company's share of previously accrued GAAP equity in earnings on those investments, is approximately $65 million, which was reassessed with no change by management as of December 31, 2003. Such amount has been reflected in investments in service companies and affiliate loans and joint ventures on the Company's consolidated balance sheet.

      Scott H. Rechler, who serves as President, Chief Executive Officer and a director of the Company, serves as CEO and Chairman of the Board of Directors of FrontLine and is its sole board member. Scott H. Rechler also serves as a member of the management committee of RSVP.

LOANS

      The Company has historically structured long-term incentive programs using restricted stock and stock loans. In addition, the Company had loaned, on behalf of executive officers, the payment of premiums on life insurance policies under which the executive has an interest in the cash surrender value of the policy, subject to the refund of such premiums to the Company upon the termination of such policies. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of loans in its long-term incentive programs and with regard to such life insurance policies. In connection with long-term incentive program grants made prior to the enactment of the Sarbanes-Oxley Act of 2002, with respect to each fiscal year from 1996 through 2000, each of the Company's executive officers received a loan from the Company to purchase shares of common stock (the "1996 Stock Loans," the "1997 Stock Loans," the "1998 Stock Loans," the "1999 Stock Loans" and the "2000 Stock Loans" and collectively, the "Stock Loans"). The 1996 and 1997 Stock Loans matured in 2003 and were satisfied in full with the return to the Company of shares of restricted common stock securing the loans.

      Each 1998 Stock Loan has a term of seven years, accrues interest at the mid-term "Applicable Federal Rate" ("AFR"), is secured by the shares purchased and is otherwise non-recourse. Each 1998 Stock Loan is forgiven ratably each year during the term of the loan, provided that the officer is then employed by the Company. By their terms, the 1998 Stock Loans also provide for the Company to loan to each officer an amount equal to his aggregate tax liability resulting from such forgiveness, which loans (together with interest thereon) are forgiven in one year, provided that the officer is still employed by the Company and for tax-gross-up payments upon forgiveness of the tax loans. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of tax loans, but may make tax payments in lieu of such tax loans. The 1998 Stock Loans also provide for forgiveness upon the occurrence of certain events, including a change-in-control of the Company, the officer's death or permanent disability, termination of his employment by the Company without cause or a reduction in the nature or scope of his duties. In the event an officer leaves the employ of the Company or is terminated with cause, the outstanding amount of the applicable loans is immediately due and payable.

      Each 1999 Stock Loan and 2000 Stock Loan has a term of ten years, accrues interest at the AFR, is secured by the shares purchased and is otherwise non-recourse. Forty percent of each officer's 1999 and 2000 Stock Loan (together with accrued interest) is forgiven ratably each year during the ten-year term of the loan, provided that the officer is then employed by the Company. The other 60% (together with accrued interest) is forgiven ratably each year during the term of the loan if the performance of the Company's common stock since the Company's IPO is ranked in the top 40% for office and industrial REITs (as reported by NAREIT or, if not available from NAREIT, from such other standard industry source as may be approved by the Compensation Committee) at the end of the respective year. In the event this criteria is not satisfied in any particular year, the portion of the 1999 Stock Loan or 2000 Stock Loan that is not forgiven in respect of such year is carried forward and forgiven in a subsequent year only if the Company's common stock satisfies the aforementioned performance criteria. The terms of the 1999 Stock Loans and 2000 Stock Loans are otherwise substantially similar to the terms of the 1998 Stock Loans with respect to tax loans and forgiveness upon the occurrence of certain events. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of tax loans, but may make tax payments in lieu of such tax loans.

      Messrs. Campofranco and Waterman also have outstanding loans which were made to them prior to the time they became executive officers.

      As of March 25, 2004, the aggregate principal amount outstanding under the loans was $2,069,458 in the case of Scott H. Rechler; $1,864,521 in the case of Michael Maturo; $1,684,366 in the case of Jason M. Barnett; $88,959 in the case of Salvatore Campofranco and $1,503,807 in the case of Philip Waterman III. The largest aggregate principal amount outstanding under all loans during fiscal 2003 was $2,490,814 in the case of Donald J. Rechler; $2,525,638 in the case of Scott H. Rechler; $2,265,546 in the case of Michael Maturo; $2,048,673 in the case of Jason M. Barnett, $180,725 in the case of Salvatore Campofranco and $1,771,554 in the case of Philip Waterman III.

OTHER

      During the year ended December 31, 2003 and prior to his appointment to the Board, the Company paid approximately $16,000 to Mr. Steinberg in consulting fees.

                  STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      For a proposal of a stockholder to be presented at an annual meeting to be included in the Company's proxy statement pursuant to Rule 14a-8 of the Exchange Act ("Rule 14a-8"), the Secretary of the Company must receive written notice thereof on or before December 13, 2004.

      The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 120 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than the 180th day prior to such meeting and not later than the later of the 120th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Accordingly, for a proposal of a stockholder to be presented at the Company's 2005 annual meeting of stockholders, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after December 4, 2004 and on or before February 2, 2005. Any such proposal should be mailed to: Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Jason M. Barnett, Secretary.

      In addition, pursuant to Rule 14a-4 of the Exchange Act, if a stockholder fails to notify the Company after December 4, 2004 and on or before February 2, 2005, management proxies are allowed to use their discretionary voting authority if the Board determines to permit the proposal at the annual meeting, without any discussion of the matter in the proxy statement.

                                  OTHER MATTERS

      The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                                                                         ANNEX A


                        RECKSON ASSOCIATES REALTY CORP.

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

      FIRST: The charter of Reckson Associates Realty Corp., a Maryland corporation (the "Corporation"), is hereby amended by deleting Article V,
Section 1 in its entirety and by adding a new Article V, Section 1 to read as follows:

            "Section 1. NUMBER AND ELECTION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the "Board of Directors"). The number of directors of the Corporation shall be eleven, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the Maryland General Corporation Law nor more than 15. The directors shall be elected by the stockholders at every annual meeting thereof in the manner provided in the Bylaws or, in order to fill a vacancy on the Board of Directors, in the manner provided in the Bylaws. Subject to the provisions of this
      Section 1, the directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors. All directors shall hold office for a term expiring at the next succeeding annual meeting of stockholders, with the directors to hold office until their successors are duly elected and qualified. Election of directors shall require the vote and be in accordance with the procedures set forth in the Bylaws."

      SECOND: The amendment to the charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

      THIRD: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this _____ day of , 2004.


ATTEST:                                  RECKSON ASSOCIATES REALTY CORP.



_____________________________            By: ____________________________(SEAL)

_____________________________            _______________________________
Secretary                                Chief Executive Officer and President

                                                                         ANNEX B


                         RECKSON ASSOCIATES REALTY CORP.

                              ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

      FIRST: The charter of Reckson Associates Realty Corp., a Maryland corporation (the "Corporation"), is hereby amended by deleting Article VII,
Section 11 in its entirety and by adding a new Article VII, Section 11 to read as follows:

            "Section 11. EXEMPTIONS BY BOARD. (i) The Board of Directors may, in its sole discretion, waive the Ownership Limit with respect to any particular Person or Persons if evidence satisfactory to the Board of Directors and the Corporation's tax counsel is presented that the changes in ownership pursuant to such waiver will not cause the Corporation not to continue to be qualified as a REIT and are not reasonably likely to cause the Corporation not to continue to be qualified as a REIT in the future and the Board of Directors otherwise decides that such action is in the best interest of the Corporation.

            (ii) Notwithstanding Section 11(i), the Board of Directors shall waive the Ownership Limit with respect to any particular Person or Persons (other than a Person that is an individual, including any Person that is considered an individual for purposes of Section 542(a)(2) of the Code) to the extent that evidence satisfactory to the Board of Directors and the Corporation's tax counsel is presented that the changes in ownership pursuant to such waiver will not cause any individual, including any Person that is considered an individual for purposes of Section 542(a)(2) of the Code, to Beneficially Own shares of Common Stock in excess of the Ownership Limit.

            (iii) In granting any such waiver under (i) or (ii) above the Board of Directors may provide that the waiver is subject to compliance, at or after the time of the granting of the waiver, with any terms and conditions determined by the Board of Directors.

      SECOND: The amendment to the charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

      THIRD: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this _____ day of , 2004.



ATTEST:                                  RECKSON ASSOCIATES REALTY CORP.



_____________________________            By: ____________________________(SEAL)

_____________________________            _______________________________
Secretary                                Chief Executive Officer and President

                         RECKSON ASSOCIATES REALTY CORP.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2004

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


      The undersigned hereby constitutes and appoints Scott H. Rechler and Peter Quick, or either of them, as Proxies of the undersigned, with full power of substitution in each of them, to represent the undersigned and to vote all shares of Common Stock of Reckson Associates Realty Corp., a Maryland Corporation (the "Company") held of record by the undersigned as of the close of business on March 22, 2004, on behalf of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the MGM Theatre at 1350 Avenue of the Americas, New York, New York, 10:30 a.m., local time, on Wednesday, June 2, 2004, and at any adjournments or postponements thereof.

      WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR THE NINE NOMINEES OF THE BOARD OF DIRECTORS LISTED IN PROPOSAL 3 AND FOR PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS(1) RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                     PLEASE VOTE AND SIGN ON OTHER SIDE AND
                    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                SEE REVERSE SIDE
--------------------------------------------------------------------------------

                        ANNUAL MEETING OF STOCKHOLDERS OF
                         RECKSON ASSOCIATES REALTY CORP.

                                  June 2, 2004

       Please date, sign and mail your proxy card in the envelope provided as soon as possible.





     Please detach along perforated line and mail in the envelope provided.
--------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN PROPMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE           /X/


3. If Proposal 1 is approved, to elect nine directors of the Company to serve until the 2005 Annual Meeting of Stockholders. The 5 nominees named below and Scott H. Rechler, Donald J. Rechler, Ronald Menaker and Peter Quick.

/ /   FOR ALL NOMINEES
/ /   WITHHOLD AUTHORITY FOR ALL NOMINEES
/ /   FOR ALL EXCEPT (See instructions below)

      If Proposal 1 is not approved, to elect three Class III Directors of the Company to serve until the 2007 Annual Meeting of Stockholders, one Class I Director of the Company to serve until the 2005 Annual Meeting of Stockholders, and one Class II Director to serve until the 2006 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified.

                                               NOMINEES:
/ /   FOR ALL NOMINEES                               Douglas Crocker II     Class III Director
                                                     Elizabeth McCaul       Class III Director
/ /   WITHHOLD AUTHORITY FOR ALL NOMINEES            Peter Quick            Class III Director
                                                     Stanley Steinberg      Class II Director
/ /   FOR ALL EXCEPT (See instructions below)        John Ruffle            Class I Director

INSTRUCTIONS: To withold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nomniee name(s) below:


--------------------------------------

--------------------------------------

                                                            FOR         AGAINST           ABSTAIN

  1.    To amend the Artcles of Incorporation of the        / /         / /               / /
        Company to eliminate the classification of the
        Board of Directors.

  2.    To amend the Articles of Incorporation to amend     / /         / /               / /
        the provision regarding waivers of the Company's
        common stock ownership limit.

  4.    To ratify the selection of Ernst & Young LLP as     / /         / /               / /
        the independent auditors of the Company for the
        fiscal year ending December 31, 2004.

  5.    To consider and act upon any other matters that     / /         / /               / /
        may properly be brought before the Annual Meeting
        and at any adjournments or postponements thereof.


      The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's 2003 Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ?


Signature of Stockholder: ___________________ Date:_______        Signature of Stockholder: ___________________Date:________


NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signed is a partnership, please sign in partnership name by authorized person.
